Exhibit 23.2

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in the Registration Statement No. 333-224700 on Form S-8 and No. 333-230022 and 333-224702 on Form S-3 of Amneal Pharmaceuticals, Inc. of our report dated April 17, 2020 on the financial statements of Dixon-Shane LLC dba R&S Northeast, LLC which is included in this Current Report Amendment No. 1 on Form 8-K/A.

/s/ Crowe LLP

Franklin, Tennessee

April 17, 2020